Investment Company Act File No. 811-23355

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☒

AMENDMENT NO. 6 ☒

CPG FOCUSED Access Fund, LLC

(Exact Name of Registrant as Specified in its Charter)

500 Fifth Avenue, 31st Floor
New York, New York 10110
(Address of Principal Executive Offices)

Registrant's Telephone Number, including Area Code: (212) 317-9200

Mitchell A. Tanzman
c/o Central Park Advisers, LLC
500 Fifth Avenue, 31st Floor
New York, New York 10110
(Name and Address of Agent for Service)

Copy to:

Stuart H. Coleman, Esq.
Brad A. Green, Esq.
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
(212) 969-3000

Check each box that appropriately characterizes the Registrant:

☒       Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 ("Investment Company Act")).

☐       Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

☐       Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐       A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐       Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act of 1933 (the "Securities Act")).

☐       Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934.

☐       If an Emerging Growth Company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

☐       New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act. However, interests in the Registrant are not being registered under the Securities Act, since such interests will be issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(a)(2) of the Securities Act. Investment in the Registrant may be made only by individuals or entities which are "accredited investors" within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

CPG FOCUSED ACCESS FUND, LLC

October 2021

Supplement to the Confidential Memorandum
Dated July 19, 2018

A REGISTRATION STATEMENT TO WHICH THE CONFIDENTIAL MEMORANDUM RELATES HAS BEEN FILED BY CPG FOCUSED ACCESS FUND, LLC (THE "FUND") PURSUANT TO SECTION 8(B) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED. HOWEVER, UNITS OF LIMITED LIABILITY COMPANY INTERESTS (THE "UNITS") OF THE FUND ARE NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), SINCE SUCH UNITS ARE ISSUED SOLELY IN PRIVATE PLACEMENT TRANSACTIONS WHICH DO NOT INVOLVE ANY "PUBLIC OFFERING" WITHIN THE MEANING OF SECTION 4(A)(2) OF THE 1933 ACT. INVESTMENTS IN THE FUND MAY BE MADE ONLY BY INDIVIDUALS OR ENTITIES THAT ARE "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE 1933 ACT. THE CONFIDENTIAL MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY UNITS. UNITS OF THE FUND ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK OR OTHER INSURED FINANCIAL INSTITUTION, AND ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENT AGENCY. THE FUND IS AN ILLIQUID INVESTMENT. INVESTORS HAVE NO RIGHT TO REQUIRE THE FUND TO REDEEM THEIR UNITS.

BY ACQUIRING UNITS OF THE FUND, AN INVESTOR ACKNOWLEDGES AND AGREES THAT: (I) ANY INFORMATION PROVIDED BY THE FUND, CENTRAL PARK ADVISERS, LLC, THE FUND'S INVESTMENT ADVISER (THE "ADVISER"), OR ANY AFFILIATES THEREOF (INCLUDING INFORMATION SET FORTH IN THE CONFIDENTIAL MEMORANDUM) IS NOT A RECOMMENDATION TO INVEST IN THE FUND AND THAT NONE OF THE FUND, THE ADVISER OR ANY AFFILIATES THEREOF IS UNDERTAKING TO PROVIDE ANY INVESTMENT ADVICE TO THE INVESTOR (IMPARTIAL OR OTHERWISE), OR TO GIVE ADVICE TO THE INVESTOR IN A FIDUCIARY CAPACITY IN CONNECTION WITH AN INVESTMENT IN THE FUND AND, ACCORDINGLY, NO PART OF ANY COMPENSATION RECEIVED BY THE ADVISER IS FOR THE PROVISION OF INVESTMENT ADVICE TO THE INVESTOR; AND (II) THE ADVISER HAS A FINANCIAL INTEREST IN THE INVESTOR'S INVESTMENT IN THE FUND ON ACCOUNT OF THE FEES IT EXPECTS TO RECEIVE FROM THE FUND AS DISCLOSED IN THE CONFIDENTIAL MEMORANDUM, THE FUND'S LIMITED LIABILITY COMPANY AGREEMENT, AS AMENDED FROM TIME TO TIME, AND ANY OTHER FUND GOVERNING DOCUMENTS.

CPG Focused Access Fund, LLC Supplement

October 2021

The information set forth below supplements and supersedes any contrary information contained in the Confidential Memorandum dated July 19, 2018, as amended or supplemented from time to time (the "Memorandum") of CPG Focused Access Fund, LLC (the "Fund"). Prospective Investors are urged to read carefully the Fund's Memorandum and Limited Liability Company Agreement, as amended and restated from time to time. Capitalized terms not otherwise defined herein shall have the same meaning as provided in the Memorandum. If the prospective Investor wishes to invest in the Fund, the Investor must complete, execute and return the Fund's Investor Application.

*         *         *

On October 21, 2021, Central Park Group, the parent company of the Adviser, entered into a purchase agreement with Macquarie Management Holdings, Inc. ("Macquarie") pursuant to which Macquarie has agreed to acquire Central Park Group, subject to the satisfaction or appropriate waiver of certain customary closing conditions (the "Transaction"). If the Transaction is consummated, Central Park Group would become a wholly-owned subsidiary of Macquarie, which is an indirect wholly-owned subsidiary of Macquarie Group Limited ("Macquarie Group"), a publicly-listed (ASX: MQG) global financial services group organized under the laws of Australia. Macquarie, together with its affiliates, is a top 50 global asset manager, top 25 U.S. actively-managed, long-term mutual fund manager and the largest manager of infrastructure and real assets globally. Macquarie Group's global asset management division, Macquarie Asset Management, provides clients with access to a diverse range of capabilities and products across infrastructure, real estate, private credit, fixed-income, equities, multi-asset and liquid alternatives. As of June 30, 2021, Macquarie Asset Management had approximately $520 billion of assets under management.

The Fund will continue to be managed by the same investment personnel who currently are employed by the Adviser following the Transaction, if consummated; however, the Transaction will constitute an assignment of the Investment Advisory Agreement between the Fund and the Adviser (the "Current Agreement") and, therefore, will cause the agreement to terminate automatically in accordance with its terms, as required by applicable law. As a result, it is proposed that the Fund enter into a new investment advisory agreement with the Adviser, which will continue to operate as "Central Park Advisers, LLC" following the Transaction (the "New Agreement"). To become effective, the New Agreement must be approved by the Board, including a majority of the Independent Directors, and Fund Investors.

At a special meeting anticipated to be held in or about November 2021, the Board expects to consider the approval of the New Agreement. It is not expected that the New Agreement will result in any changes to the fees charged or services provided to the Fund.

If the Board were to approve the New Agreement, it is expected that a special meeting of Fund Investors will be held in the first quarter of 2022 to act on a proposal to approve the New Agreement. A proxy statement providing additional information about the Transaction and describing the New Agreement in greater detail will be furnished to Investors in connection with the solicitation of proxies to be voted on the proposal at the special meeting.

If the Board and Investors were to approve the New Agreement, and other conditions to the Transaction are satisfied or appropriately waived, it is expected that the Transaction will be consummated in the first quarter of 2022 and the Adviser will become a wholly-owned subsidiary of Macquarie.

If the New Agreement is not approved by the Board or Investors, provided all other conditions of the Transaction are satisfied or appropriately waived, the Transaction may still take place. If this were to occur, certain additional actions would need to be considered and acted upon. In addition, if the Transaction is not consummated, the Adviser will continue to serve as investment adviser to the Fund pursuant to the terms of the Current Agreement.

If you have any questions, or already have completed an Investor Application in connection with subscribing for Units on November 1, 2021 and wish to discuss further your investment with the Adviser, please feel free to contact the Adviser at (212) 317-9200.

PART C. OTHER INFORMATION

Item 25. Financial Statements and Exhibits.

1.	Financial Statements: The audited financial statements of the Registrant for the fiscal year ended April 30, 2021, including the report of the Registrant's independent registered public accounting firm, and the unaudited financial statements of the Registrant for the semi-annual period ended October 31, 2020, are incorporated by reference to the Registrant's Annual Report and Semi-Annual Report, respectively.

2.	Exhibits:

	(a)(1)	Certificate of Formation is incorporated by reference to Exhibit (a)(1) of the Registration Statement on Form N-2 (Reg. No. 811-23355) (the "Registration Statement"), filed on June 6, 2018.

	(a)(2)	Amended and Restated Limited Liability Company Agreement is incorporated by reference to Appendix B to the Registrant's Confidential Memorandum, filed as part of Amendment No. 2 to the Registration Statement, filed on August 2, 2019 ("Amendment No. 2").

	(b)	Not Applicable.

	(c)	Not Applicable.

	(d)(1)	Rule 18f-3 Plan is incorporated by reference to Exhibit (d)(1) of Amendment No. 1 to the Registration Statement, filed on July 19, 2018 ("Amendment No. 1").

	(d)(2)	See Item 25(2)(a)(2).

	(e)	Not Applicable.

	(f)	Not Applicable.

	(g)(1)	Form of Investment Advisory Agreement is incorporated by reference to Exhibit (g)(1) of Amendment No. 1.

	(g)(2)	Form of Expense Limitation and Reimbursement Agreement is incorporated by reference to Exhibit (g)(2) of Amendment No. 1.

	(h)(1)	Form of Placement Agency Agreement is incorporated by reference to Exhibit (h)(1) of Amendment No. 1.

	(h)(2)	Form of Servicing and Sub-Placement Agency Agreement is incorporated by reference to Exhibit (h)(2) of Amendment No. 1.

	(h)(3)	Rule 12b-1 Plan is incorporated by reference to Exhibit (h)(3) of Amendment No. 1.

	(i)	Not Applicable.

(j)(1)	Form of Amended and Restated Custody Agreement is incorporated by reference to Exhibit (j) of Amendment No. 1.

(j)(2)	Form of Amendment to the Amended and Restated Custody Agreement is incorporated by reference to Amendment No. 3 to the Registration Statement, filed on April 7, 2020.

(k)(1)	Form of Administration, Fund Accounting and Recordkeeping Agreement is incorporated by reference to Exhibit (k)(1) of Amendment No. 1.

(k)(2)	Form of Escrow Agreement is incorporated by reference to Exhibit (k)(2) of Amendment No. 1.

(l)	Not Applicable.

(m)	Not Applicable.

(n)	Not Applicable.

(o)	Not Applicable.

(p)	Not Applicable.

(q)	Not Applicable.

(r)(1)	Code of Ethics of the Registrant, as revised October 26, 2020, is incorporated by reference to Exhibit (r)(1) of Amendment No. 4 to the Registration Statement, filed on March 5, 2021 ("Amendment No. 4").

(r)(2)	Code of Ethics of Central Park Advisers, LLC, updated December 2020, is incorporated by reference to Exhibit (r)(2) of Amendment No. 4.

Item 26. Marketing Arrangements: Not Applicable.

Item 27. Other Expenses of Issuance and Distribution:*

Legal fees
Blue Sky fees
Printing
Miscellaneous

Total

*	Incorporated by reference to Amendment No. 1.

Item 28. Persons Controlled by or Under Common Control with Registrant:

No person is directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by Central Park Advisers, LLC, the adviser of the Registrant (the "Adviser"). Information regarding the ownership of the Adviser is set forth in its Form ADV as filed with the Securities and Exchange Commission (the "SEC") (File No. 801-67480), and is incorporated herein by reference.

Item 29. Number of Holders of Securities as of September 30, 2021:

Title of Class	Number of Record Holders
Class F1 Units	648
Class F2 Units	180
Class A Units	2,798
Class I Units	956

Item 30. Indemnification:

Reference is made to Section 3.7 of the Registrant's Amended and Restated Limited Liability Company Agreement (the "LLC Agreement"), included as Appendix B to the Confidential Memorandum, filed as part of Amendment No. 2, and to Paragraph 7 of the Registrant's Investment Advisory Agreement (the "Investment Advisory Agreement"), filed as Exhibit (g)(1) to Amendment No. 1. The Registrant hereby undertakes that it will apply the indemnification provisions of the LLC Agreement and the Investment Advisory Agreement in a manner consistent with Release 40-11330 of the SEC under the Investment Company Act of 1940, as amended (the "1940 Act"), so long as the interpretation therein of Sections 17(h) and 17(i) of the 1940 Act remains in effect.

The Registrant maintains insurance on behalf of any person who is or was an independent director, officer, employee or agent of the Registrant against certain liability asserted against and incurred by, or arising out of, his or her position. However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which the Registrant itself is not permitted to indemnify.

Item 31. Business and Other Connections of Investment Adviser:

A description of any other business, profession, vocation, or employment of a substantial nature in which the investment adviser of the Registrant, and each member, director, executive officer, or partner of any such investment adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, trustee, officer, employee, partner or director, is set forth in the Confidential Memorandum in the section entitled "Management of the Fund." Information as to the members and officers of the Adviser is included in its Form ADV as filed with the SEC (File No. 801-67480), and is incorporated herein by reference.

Item 32. Location of Accounts and Records:

UMB Fund Services, Inc., the Registrant's administrator, maintains certain required accounting related and financial books and records of the Registrant at 235 West Galena Street, Milwaukee, Wisconsin 53212. The other required books and records are maintained by Central Park Advisers, LLC, 500 Fifth Avenue, 31st Floor, New York, New York 10110.

Item 33. Management Services: Not Applicable.

Item 34. Undertakings: Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 25th day of October, 2021.

CPG FOCUSED ACCESS FUND, LLC

By:	/s/ Mitchell A. Tanzman
Mitchell A. Tanzman
Authorized Person